Exhibit 99.1

Creative Medical Technologies Completes Proof-of-Concept Studies at Preventing Miscarriages Using Stem Cell Immunotherapy

Clinical Stage Erectile Dysfunction Company Expands Product Pipeline into Reproductive Immunology

PHOENIX, June 21, 2016 /PRNewswire/ -- Creative Medical Technologies (OTCQB: CELZ) announced today filing of a patent application containing novel data suggesting that specialized cells obtained from adipose (fat) tissue are capable of preventing recurrent miscarriages in an animal model. These data support the Company's entry into the field of Reproductive Immunology, which aims to address issues such as recurrent miscarriages and preterm labor.

In the patent filed, entitled "Adipose Derived Immunomodulatory Cells for Immunotherapy of Recurrent Spontaneous Abortions", inventors Drs. Thomas Ichim and Amit Patel, presented data showing that a one-time administration of cells possessing ability to suppress pathological immune responses was capable of preventing fetal loss. Specifically, in mice prone to pregnancy failure that were treated with saline, an average of 2 living fetuses and 6 resorbed fetuses where detected per mouse. In mice receiving the immune modulatory cells, an average of 6 living fetuses and 1 reabsorbed fetus were detected per mouse. The average litter size of mice is 6-8 offspring per pregnancy.

"Entry of Creative Medical Technologies into the area of reproductive immunology is a natural progression from our existing work in male and female sexual dysfunction, as well as male infertility," said Timothy Warbington, President and CEO. "The emotional distress that recurrent pregnancy loss causes families is difficult to overstate. We aim to use the important basic research findings disclosed in the patent filed today as a basis for developing an autologous (from the same patient) stem cell immunotherapy to address this important issue."

It is believed that more than 30 percent of all pregnancies result in a loss and that in many cases miscarriage is repetitive. Recurrent spontaneous abortion (miscarriage) is defined by the American Congress of Obstetricians and Gynecologists (ACOG) as two or more miscarriages in the first trimester. Approximately 1-5 percent of women of reproductive age suffer from recurrent spontaneous abortion.

Thomas Ichim, Ph.D, A Director and Co-Founder of Creative Medical Technologies said, "Through academic collaborations we have previously published that fat derived cells, including stem cells, are capable of correcting inappropriate immunological attacks in conditions such as rheumatoid arthritis. The existing work is applying these findings to the relatively understudied field of immunologically mediated pregnancy failure. Given the promising animal data, we plan to continue investigating optimal dosing schedules and protocols with the idea of rapidly translating this discovery from the laboratory bench to the patient."

About Creative Medical Technologies, Inc.

Creative Medical Technologies, Inc. is the operating subsidiary of Creative Medical Technology Holdings, Inc., a public company quoted on the OTCQB under the symbol CELZ and is a clinical stage biotechnology company specializing in cutting edge stem cell technology in the areas of urology, male and female sexual dysfunction and infertility.

Safe harbor Statement

This news release may contain forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

CONTACT: Creative Medical Technology Holdings, Inc., Timothy Warbington – CEO, ceo@creativemedicalhealth.com, Tel: 602-680-7439